EXHIBIT 99.1

Force Protection Receives $158 Million Contract from USMC Systems Command for Cougar Upgrades

Publisher: Force Protection, Inc.
Date: 04/09/2009

Force Protection, Inc. (NASDAQ: FRPT) today announced that it has received a modification to contract M67854-07-D-5031 not to exceed $158 million from the United States Marine Corps Systems Command to supply Force Protection Cougar Mine Resistant Ambush Protected (MRAP) vehicles with the Oshkosh Corporation (NYSE: OSK) TAK-4 Independent Suspension Kits. This contract modification is subject to definitization.

Force Protection, Oshkosh and MRAP Joint Program Office engineers collaborated to successfully integrate the TAK-4 independent suspension onto the Force Protection Cougar vehicle. This suspension modification enhances the Cougar’s mobility and maneuverability to enable improved performance in the rough terrain of Afghanistan, while continuing to provide MRAP levels of protection. Work is expected to be completed by December 2009.

Michael Moody, Force Protection Chief Executive Officer, said, “We are pleased to be able to deliver this meaningful upgrade for our armed forces. With the incorporation of this independent suspension, we will demonstrate the Cougar can meet the operational needs of the war-fighter in Afghanistan, which is home to some of the most challenging terrain anywhere on Earth. This upgrade is an excellent illustration of our strategy to focus on continued research and development, to develop strong industry partnerships, and to continually improve customer satisfaction with our products. This effort, which involved close coordination with Oshkosh and the Joint Program Office demonstrates that we can create urgently needed, cost-effective, mission enabling products and enhancements that extend and amplify the usefulness of the Cougar platform while providing the war fighter with the best possible equipment.”

About Force Protection, Inc.
Force Protection, Inc. is a leading American designer, developer and manufacturer of survivability solutions, predominantly ballistic- and blast-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. Force Protection’s specialty vehicles, the Cougar, the Buffalo and the Cheetah, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). Force Protection also is the developer and manufacturer of ForceArmor™, an armor package providing superior protection against explosively formed projectiles (EFPs), now available for a wide range of tactical-wheeled vehicles. Force Protection is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program. For more information about Force Protection and its vehicles, visit www.forceprotection.net.

Force Protection, Inc. Safe Harbor Language
This press release contains forward looking statements that are not historical facts, including statements about Force Protection’s beliefs and expectations are forward-looking statements. These statements are based on beliefs and assumptions by Force Protection’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and Force Protection undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual result to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, Force Protection’s ability to fulfill the above order on a timely basis, the ability of the subcontractor to perform on a timely basis, Force Protection’s ability to effectively manage the risks in its business; the reaction of the marketplace to the foregoing; and other risk factors and cautionary statements listed in Force Protection’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008.